Exhibit 99.1

Federal-Mogul Receives Increased Offer from Icahn Enterprises L.P.

Southfield, Michigan, June 20, 2016 – Federal-Mogul Holdings Corporation (NASDAQ: FDML) (“Federal-Mogul”) previously announced that on February 28, 2016, its majority shareholder, Icahn Enterprises L.P. (“IEP”), proposed to purchase the shares of Federal-Mogul common stock not owned by IEP in a merger transaction pursuant to which the Federal-Mogul shareholders would receive $7 in cash for each of their Federal-Mogul shares, subject to the conditions set forth in the February 28th letter to the Federal-Mogul Board of Directors. Today, Federal-Mogul announced that the evening of June 17, 2016, it received an increased offer from IEP pursuant to which IEP proposed to purchase the shares of Federal-Mogul common stock not owned by IEP in a merger transaction pursuant to which Federal-Mogul shareholders would receive $8 in cash for each of their Federal-Mogul shares, subject to the same conditions set forth in the February 28th letter.

Consistent with its fiduciary duties, the Federal-Mogul Board of Directors previously appointed a special committee of independent directors. This special committee, in consultation with its previously engaged independent financial and legal advisors, will carefully review and evaluate IEP’s revised proposal.

The full text of the letter received from IEP is set forth below:

June 17, 2016

Board of Directors

Federal-Mogul Holdings Corporation

27300 West 11 Mile Road

Southfield, Michigan 48034

Gentlemen:

On February 28th, we offered to acquire the remaining shares of Federal-Mogul common stock not owned by Icahn Enterprises in a merger transaction pursuant to which Federal-Mogul shareholders would receive $7.00 per share in cash for their Federal-Mogul shares. We hereby increase our offer to $8.00 per share in cash, subject to the same conditions set forth in our original offer letter. We look forward to hearing from you.

Very truly yours,

ICAHN ENTERPRISES L.P.

By:	/s/ Keith Cozza
Name:	Keith Cozza
Title:	Chief Executive Officer

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Forward-Looking Statements

Statements contained in this press release which are not historical fact constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, wipers and a range of chassis components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® chassis components; and Ferodo®, Jurid® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The Company has more than 53,000 employees globally. For more information, please visit www.federalmogul.com

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CONTACT:

Investor Relations	Media
Jim Zabriskie	Susan Fisher
Federal-Mogul Holdings Corporation	Federal-Mogul Holdings Corporation
+1 (248) 354-8673	+1 (248) 354-0926